Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated April 23, 2007, accompanying the consolidated financial statements of Concho Resources Inc. and subsidiaries as of December 31, 2005 and 2006 and for the period from inception (April 21, 2004) through December 31, 2004 and for the years ended December 31, 2005 and 2006, contained in the Registration Statement of Concho Resources Inc. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts”.
/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
June 6, 2007